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                                                                    Exhibit 14
                                 CODE OF ETHICS

Policy Statement

         It is the Policy of Allegheny Bancshares, Inc. to comply fully with all laws, rules and regulations that apply to our business activities. Strict adherence to these laws, rules and regulations is an essential requirement for each director, officer and employee of the Corporation. Each director, officer and employee must adhere to this Code of Ethics and be aware of the applicable laws that are important to our business.

         It is the policy of Allegheny Bancshares, Inc. that its employees and representatives shall not participate in or condone criminal activity directly or indirectly, in any form. All employees shall report promptly any suspected illegal activity. In addition, employees who break the law will be subject to reprimand, including termination.

         Allegheny Bancshares, Inc. does not tolerate retribution against employees who, in good faith, report suspected violations of law. Employees who retaliate against others who report suspected criminal activity or violations will themselves be subject to immediate discipline.

         Please discuss any questions you may have regarding this Code of Ethics with your supervisor or our Ethics Compliance Officer who can be reached at 304-358-2311. The Ethics Compliance Officer is responsible for overseeing the implementation of the Code of Ethics and to report improper conduct, as provided in the Code of Ethics.

General Guidelines for Corporate Conduct

         The following general principles and rules broadly apply to all employees regardless of the position he or she holds with Allegheny Bancshares, Inc.

         1. Employees should always conduct all aspects of the Corporation's business in an ethical manner.

         2. Any employee in a supervisory role is responsible for the conduct of employees reporting to him or her.

         3. The conduct of each employee with customers, the general public, the media and other employees must reflect the highest standards of honesty, integrity and fairness.


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         4. Employees must always cooperate fully in any investigation of misconduct.

         The following rules and guidelines for business conduct address specific activities that our employee representatives may be called upon to undertake from time to time on behalf of Allegheny Bancshares, Inc. However, because no code could cover every possible question of business activity you should raise any questions or doubts about specific instances or aspects of business conduct with your supervisor or the Ethics Compliance Officer.

         In addition, the Chief Executive Officer, Chief Financial Officer and other senior officers will:

         o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

         o Provide stockholders with information that is accurate, complete, objective, relevant, timely and understandable.

         o Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

         o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

         o Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose.

         o Confidential information acquired in the course of one's work will not be used for personal advantage.

         o Share knowledge and maintains skills important and relevant to stockholder's needs.

         o Proactively promote and be an example of ethical behavior as a responsible person among peers, in the work environment and the community.


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                                                                    Exhibit 14

         o Achieve responsible use of and control over all assets and resources employed or entrusted.

Business Information and Records

         Employees shall always record information accurately, honestly and in accordance with all relevant accounting, recordkeeping and document retention standards. No employee is ever authorized to enter or maintain false or misleading information in corporate books, records or reports. No circumstances justify the keeping of "off-the-books" accounts in any form, particularly accounts established to facilitate or disguise questionable or illegal payments.

         Employees in possession of corporate records are responsible for the use and safekeeping of them and shall take all reasonable and prudent measures to safeguard the privacy of employees, customers, and individuals with respect to information contained in such records.

         Employees shall safeguard all confidential or proprietary interests of the Corporation in its business and financial information.

Conflicts of Interest

         Employees shall avoid any situation in which the employee's personal interests conflict with those Allegheny Bancshares, Inc. Employees shall take every reasonable step to promptly disclose to his or her supervisor or the Ethics Compliance Officer, any business or financial interest or relationship of the employee (including his or her immediate family or household), which might interfere with the best interests of the Corporation.

Trading in Company Stock by Employees

         General Restrictions Against Insider Trading. No employee, officer or director shall purchase any Allegheny Bancshares, Inc. stock or exercise company options while in the possession of material non-public information (MNPI) concerning the company. In general, information will be considered material if a reasonable investor would consider it important in making his or her investment decision. Such would include, for example, earnings results, acquisitions, divestitures, or pending changes in corporate control.


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                                                                    Exhibit 14

Reporting Requirements and Hotline

         It is the responsibility of every director, officer, and employee of Allegheny Bancshares, Inc. to immediately report to the Ethics Compliance Officer, illegal, unethical or other improper conduct that he or she has knowledge, including any violation of this Code of Ethics whether the improper conduct was committed by an employee of the Corporation, or any other individual or business entity.

Disciplinary Action

         Appropriate disciplinary action will be taken promptly against any director, officer or employee, who has violated any applicable federal, state or local law or regulation, or any violation of this Code of Ethics or any future version of this Code.

         Among other things, directors, officers and employees of the Corporation may be disciplined for:

         o        Committing, authorizing, or directing an illegal act.

         o Failing to exercise proper compliance oversight or tolerating illegal conduct, if acting as supervisor of another employee of the Corporation.

         o Failing to report illegal business conduct of which he or she directly knows or observes.

         o Discouraging another director, officer, or employee from reporting a violation of law or the Company's Code of Ethics.

         o Improperly disclosing the identity of a person who reports a violation of this Code of Ethics.

         o Retailing or condoning retaliation against any director, officer, or employee of Allegheny Bancshares, Inc. who reports such a violation.

         As examples, the following are not valid excuses for failing to comply with the law and/or the Code of Ethics and, as such, will not avoid disciplinary measures:

         o "A supervisor demanded that I do the illegal, unethical or improper act."

         o        "I thought the conduct was standard practice in our business."


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                                                                   Exhibit 14


        o "It was a business necessity because it would have cost more to act properly."

        o "I misinterpreted the law or this Code and did not seek the advice of the Ethics Compliance Officer."

Other Laws

         This Code of Ethics does not attempt to summarize all of your responsibilities. Questions about your responsibilities not specifically addressed by this Code of Ethics should be directed to the Ethics Compliance Office or your supervisor.